SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934 (Amendment No.   )

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:

         [ ]  Preliminary Proxy Statement     [ ]  Confidential, for Use of the
         [ ]  Definitive Proxy Statement           Commission Only
         [ ]  Definitive Additional Materials
         [X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            COMMERCIAL FEDERAL CORPORATION
         ....................................................................
                     (Name of Registrant as Specified in Its Charter)

                                       N/A
   ...........................................................................
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

   [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.
         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction com-puted pursuant to Exchange Act Rule 0-11:

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

   [ ]  Fee paid previously with preliminary materials.
   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registra-tion statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
              $500

         2)   Form, Schedule or Registration Statement No.:
              Schedule 14A

          3)   Filing Party:
               Commercial Federal Corporation

          4)   Date Filed:
               September 29, 1995





                  [Letterhead of Commercial Federal Corporation]

         September 28, 1995

                                       MEMO

         TO:  All Employees

         FR:  W. A. Fitzgerald


         Dear Fellow Employees:

         As our annual report nears completion, I am again reminded that fiscal year 1995 was a period of substantial accomplishment for our Company. By any measure we had a great year and established a momentum that is continuing into the current fiscal year. Each and every Commercial Federal employee should take great pride in our results and I would like to take this opportunity to thank you all for a job well done. Keep up the good work!

         I am also writing to apprise you of certain recent developments at the corporate level, as it is important that you be kept informed of events that affect our Company. As many of you may know, this year we face a proxy contest in connection with the annual meeting of stockholders of the parent company, scheduled to be held in November. CAI Corporation, a stockholder which owns 9.7% of our outstanding shares, has announced its intention to solicit proxies in opposition to your Board of Directors. CAI is seeking to elect two of its controlling shareholders as directors of our Company in place of two of the three nominees proposed by your Board of Directors. CAI is also seeking stockholder support for a nonbinding proposal urging the immediate sale or merger of our Company. We assure you that, even if CAI is successful, which we are by no means conceding, CAI will only control 2 of the 9 seats on the Board and will be in no position to dictate corporate policy or direction.

         Contrary to what CAI would have you believe, our Company's performance speaks for itself. Stockholder value has been growing at an impressive rate as a result of, among other things, improving income and adding value to our Midwest fran-chise, and the Company's recent accomplishments have translated into a significant 170 percent rise in our stock price since September 25, 1992. Your Board is dedicated to the Commercial Federal stockholders and employees and to maintaining our Company's track-record of success. The Board will not allow CAI to divert the Board's attention to its selfish interests.

         We have certainly not heard the last of CAI and the Board will make every effort to keep you informed of all significant developments. In the meantime, I urge you not to be influenced





         by rumor or scuttlebutt and not to be distracted from the important job at hand. Our continued success and stability depends on your focus which I know we can count on.

         I look now to the future -- as should you -- with confidence and renewed optimism fueled by the collective strength of our employees. Together, we will succeed.

         With best regards to you and your families.



         /s/ William A. Fitzgerald

         William A. Fitzgerald





                          CERTAIN INFORMATION CONCERNING
                        PARTICIPANTS IN PROXY SOLICITATION

                   The following information concerning the identities of the "participants" (as defined in Instruction 3 of Item 4 of Schedule 14A promulgated by the Securities and Exchange Commission (the "Commission") in the proxy solicitation of Commercial Federal Corporation ("CFC") referred to below and the interests of such participants is furnished pursuant to Rule 14a-11(b)(2) promulgated by the Commission.

                   CFC will be soliciting proxies for its Annual Meeting of Stockholders to be held on November 21, 1995 in support of the election of three nominees named below as directors, in favor of a proposal of the Board of Directors of CFC, and against a stockholder proposal.

                   The CFC nominees, their current positions at CFC and the approximate number of shares of common stock, par value $.01 per share ("Shares"), of CFC beneficially owned thereby as of the date hereof are William A. Fitzgerald (Chairman of the Board and Chief Executive Officer; 280,880 Shares), Sharon G. Marvin (Director; 16,392 Shares) and Michael T. O'Neil (Director; 13,912 Shares). In addition to CFC and its nominees, the following directors and executive officers of CFC may be deemed participants in the solicitation of proxies:
         Talton K. Anderson (Director; 17,534 Shares), Robert F. Krohn (Director; 84,256 Shares), Charles M. Lillis (Director; 4,431 Shares), Carl G. Mammel (Director; 52,034 Shares), Robert S. Milligan (Director; 5,247 Shares), James P. O'Donnell (Director; 2,761 Shares), James A. Laphen (President and Chief Operating Officer and Chief Financial Officer; 74,512 Shares), Gary L. Matter (Senior Vice President, Controller and Secretary; 17,269 Shares), Joy J. Narzisi (Treasurer; 17,942 Shares), Margaret E. Ash (Senior Vice President and Assistant Secretary of Commercial Federal Bank (the "Bank"), a wholly owned subsidiary of CFC; 17,699 Shares) and Stan R. Blakey (Vice President of the Bank; 1,401 Shares).